UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported): December 1, 2023

VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)

844-399-8998
Registrant’s telephone number, including area code

PROOF Acquisition Corp I

11911 Freedom Drive,
Suite 1080
Reston, VA 20190
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Closing of the Business Combination

On December 1, 2023, Volato, Inc., a Georgia corporation (“Volato”), PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the previously announced Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, a business combination between PACI and Volato was effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.” (“Volato Group”).

In connection with the Closing, and pursuant to the terms of the Business Combination Agreement: (i) each share of common stock of Volato (“Volato Common Stock”) issued and outstanding immediately prior to the Closing was converted into the right to receive 1.01508 shares of common stock of Volato Group (“Common Stock”), (ii) each share of preferred stock of Volato (“Volato Preferred Stock”) issued and outstanding immediately prior to the Closing was converted into the right to receive 1.01508 shares of Common Stock, (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Closing was converted into Volato Common Stock, (iv) each share of Volato Common Stock and Volato Preferred Stock held in the treasury of Volato immediately prior to the Closing was cancelled and no payment or distribution was made in respect thereof, (v) each outstanding unexercised option to purchase shares of Volato Common Stock was converted into an option to acquire shares of Common Stock (“Options”), (vi) each share of Class A common stock of PACI (“PACI Class A Common Stock”) issued and outstanding immediately prior to the Closing and not redeemed in connection with the Redemption (as defined below) remained outstanding and is now a share of Common Stock and (vii) each share of Class B common stock of PACI (“PACI Class B Common Stock”) issued and outstanding immediately prior to the Closing remained outstanding and is now a share of Common Stock.

Immediately prior to the Closing, Volato closed an additional financing through the sale of 1,035,387 shares of its Series A-1 Preferred Stock, raising an aggregate of $10,353,870 (the “Series A-1 Financing”) which, at the Closing converted into Common Stock, as described above.

A description of the Business Combination Agreement is included in the proxy statement/prospectus statement as filed by PACI with the Securities and Exchange Commission (“SEC”) on November 13, 2023, pursuant to and in accordance with Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Proxy Statement”), in the section titled “BCA Proposal - The Business Combination Agreement” beginning on page 68. The foregoing description of the Business Combination Agreement is a summary only and is qualified in its entirety by the full text of the Business Combination Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Redemption, Ownership and Trading

Following redemption reversals, holders of an aggregate of 4,675,708 shares of PACI Class A Common Stock properly exercised their right to have their shares redeemed for a full pro rata portion of the trust account into which the proceeds of PACI’s December 3, 2021 initial public offering were deposited (the “Trust Account”), calculated on the Closing Date, which was $10.83 per share, net of taxes paid with respect to interest (the “Redemption”). $50,615,486 in the aggregate was paid in connection with the Redemption. The remaining balance of the Trust Account immediately prior to the Closing of approximately $19,081,156 was used to pay expenses of PACI on the Closing Date in connection with the Closing.

After giving effect to the Business Combination and the consummation of the Series A-1 Financing, there were 28,043,449 shares of Common Stock issued and outstanding as of the date of this Report. There were approximately 558 holders of record of such shares as of December 6, 2023.

As of the date of this Report, 2,350,960 shares of Common Stock were issuable upon the exercise of Options, 160,856 of which have an exercise price of $0.12 per share, 1,589,054 of which have an exercise price of $0.14 per share, 235,042 of which have an exercise price of $0.16 per share, 87,911 of which have an exercise price of $7.21 per share and 278,097 of which have an exercise price of $8.52 per share. All of such Options are fully vested and exercisable.

As of the date of this Report, there were 29,026,000 warrants to purchase Common Stock outstanding, consisting of 13,800,000 public warrants and 15,226,000 private warrants.

Each public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following the Closing. However, no public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Volato Group shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants will expire five years from the Closing at 5:00 p.m., Eastern Time.

Each private warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by the Volato Group, in each case so long as they are still held by the Proof Acquisition Sponsor I, LLC (the “Sponsor”) or its affiliates.

Except as otherwise stated in this Report, as of the date of this Report, no rights to acquire shares of Common Stock or securities convertible into shares of Common Stock were outstanding. Moreover, Volato Group does not have any outstanding preferred stock.

The Common Stock and the public warrants commenced trading on the NYSE American (“NYSE American”) under the symbols “SOAR” and “SOAR.WS”, respectively, on December 4, 2023.

This Report incorporates by reference certain information from reports and other documents that were previously filed with the SEC, including certain information from the Proxy Statement. To the extent there is a conflict between the information contained in this Report and the information contained in such prior reports and documents and incorporated by reference herein, you should rely on the information in this Report.

Item 1.01	Entry into a Material Definitive Agreement.

Employment Agreements

As described in the Proxy Statement, the Business Combination required the entrance into employment agreements with each of Nicholas Cooper, Steven Drucker, Matthew Liotta, Michael Prachar and Keith Rabin. Such employment agreements were signed as of Closing. Mr. Cooper’s employment agreement provides for him to continue to serve as Chief Operating Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $290,000. Mr. Drucker’s employment agreement provides for him to continue to serve as Chief Technology Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $220,000. Mr. Liotta’s employment agreement provides for him to continue to serve as Chief Executive Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $310,000. Mr. Prachar’s employment agreement provides for him to continue to serve as Chief Operating Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $235,000. Mr. Rabin’s employment agreement provides for him to continue to serve as President of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $300,000. In addition, as of Closing, Volato Group entered into an employment agreement with Mark Heinen which provides for him to serve as Chief Financial Officer of Volato and also of Volato Group upon the Closing of the Business Combination, at an annual base salary of $275,000.

Aside from the above, each employment agreement that was entered into was substantially similar, as described below.

Annual Incentive Bonuses

Pursuant to the employment agreements, each executive officer will be eligible to receive an annual bonus based on performance factors established by the Board and designed to reward the executive officers for meeting or exceeding established performance objectives in a specific year.

Long-Term Equity Incentives

Pursuant to the terms of the Business Combination and following shareholder approval, Volato Group established its 2023 Stock Incentive Plan, which is anticipated to issue initial equity awards to each executive officer. Under the employment agreements, Volato will recommend these awards for issuance by Volato Group.

Benefits

The executive officers are entitled to participate in employee benefit plans of Volato and Volato Group provided for all employees of the two companies, such as a 401(k) plan, life insurance, group health insurance and disability insurance. Volato currently pays for 100% of health insurance premiums for employees and 75% for dependents. All benefit plans are subject to change at the company’s discretion.

Term, Termination and Severance

Each employment agreement has a one-year term commencing upon the Closing of the Business Combination, with automatic renewal for an additional six months, unless either party provides 30 days’ notice not to renew. In the event employment is terminated by Volato or Volato Group without “Cause” or by the executive officer for “Good Reason,” Volato or Volato Group, as applicable, will pay the following severance payments and benefits: (i) for each executive officer, an amount equal to one (1) times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months following termination, (ii) reimbursement for the cost of COBRA premiums or other health insurance that the executive officer may elect for such officer and eligible dependents for up to 12 months. All such payments and benefits are conditioned upon the executive officer’s compliance with the Covenants Agreement, and execution and non-revocation of a release of claims in the favor of Volato or Volato Group, as applicable, within 60 days following termination of employment.

For purposes of the employment agreements, the term “Cause” means the occurrence of any of the following by the executive officer, which is not cured (if capable of cure) within 10 days after receipt of written notice from Volato or Volato Group, as applicable: (i) willful or material failure to perform duties (other than a failure resulting from incapacity due to physical or mental illness); (ii) willful failure to comply with any valid and legal directive of the Board or CEO; (iii) dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to Volato or Volato Group, as applicable, or their affiliates; (iv) embezzlement, misappropriation or fraud, whether or not related to employment; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) material violation of the written policies or codes of conduct of Volato or Volato Group; (vii) material breach of any written agreement with Volato or Volato Group; (viii) conduct that brings or is reasonably likely to bring such companies negative publicity or into public disgrace, embarrassment or disrepute; or (ix) the knowing misstatement of the financial records of Volato or Volato Group or complicit actions in respect thereof, or knowing failure to disclose material financial or other information to the Board.

In addition, the term “Good Reason” means, without the executive officer’s consent, the occurrence of any of the following, which is not cured by Volato or Volato Group, as applicable, within 30 days after its receipt of written notice provided within 15 days of the existence of any such event: (i) a material reduction in base salary (other than a reduction that affects all similarly situated executives in substantially the same proportions); (ii) a material and adverse breach by Volato or Volato Group, as applicable, of any material provision of the employment agreement; (iii) a material and adverse change in title, authority, duties, reporting relationships or responsibilities (other than temporarily while the executive officer is physically or mentally incapacitated). If employment is not terminated for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the executive officer will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

If the executive officer’s employment is terminated due to “Disability,” Volato or Volato Group, as applicable, will pay, in addition to any other accrued or vested payments or benefits, (i) a severance payment equal to 1 times the sum of such officer’s then-current base salary, payable on the regular payroll dates of Volato or Volato Group, as applicable, over a period of 12 months beginning with the first regular payroll payment date that occurs on or after sixty (60) days following termination. Under the employment agreements, the term “Disability” means the inability to perform the essential duties of the position, with or without any reasonable accommodations, because of mental or physical illness, injury, impairment or incapacity for a period in excess of ninety (90) consecutive days in any calendar year.

The foregoing description of the employment agreements is a summary only and is qualified in its entirety by the full text of the Employment Agreement with Mr. Cooper, Mr. Drucker, Mr. Heinen, Mr. Liotta, Mr. Prachar and Mr. Rabin, which are filed as Exhibits 10.3, 10.4 10.5, 10.6, 10.7 and 10.8, respectively, hereto and incorporated herein by reference.

Amended and Restated Registration Rights Agreement

As of Closing, PACI, entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Volato (as successor to PACI) agreed to use commercially reasonable efforts to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) to permit the resale of shares of Common Stock held by the other parties to the Registration Rights Agreement, including shares of Common Stock issued as “Founder Shares” in connection with PACI’s initial public offering, within 45 days of the Closing Date and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement became effective on the Closing Date. The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by the full text of the Registration Rights Agreement, which is filed as Exhibit 10.9 hereto and is incorporated herein by reference.

Lock-up Agreements

As of Closing, in connection with the Closing, Volato Group entered into lock-up agreements with certain significant stockholders of the Volato Group as well as the current and former directors and officers of Volato Group (the “Stockholder Parties” and the “Lock-up Agreements”). Under the terms of the Lock-up Agreements, the Stockholder Parties agreed, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the Closing and (ii) the date specified in a written waiver of the provisions of the Lock-up Agreements duly executed by Stockholder Parties and Volato Group, not to dispose of, directly or indirectly, any shares of Common Stock subject to their respective Lock-up Agreement, or take other related actions with respect to such shares. The total number of shares of Common Stock subject to the Lock-up Agreements is 11,620,713.

A description of the Lock-up Agreements is included in the Proxy Statement in the section titled “Lock-up Agreement and Arrangements ” beginning on page 5. The foregoing description of the Lock-up Agreements is a summary only and is qualified in its entirety by the full text of the form of Lock-up Agreement, which is filed as Exhibit 10.10 hereto and incorporated herein by reference.

Agreement with LSH

Effective as of November 30, 2023, Volato Group entered into an amendment to the letter agreement dated July 26, 2023 (the “Original LSHP Letter Agreement”) with LSH Partners Securities LLC (“LSHP”) pursuant to which LSHP agreed to provide an opinion to a special committee of the Board of PACI, in connection with the Business Combination (the “Amended LSHP Letter Agreement”).

Pursuant to the Amended LSHP Letter Agreement, the parties agreed to revise the Original LSHP Letter Agreement to provide that Volato Group will pay LSHP a fee through the issuance of a combination of Stock (as defined below) and warrants in the following amounts: (i) $750,000 payable upon consummation of the Business Combination in shares of Common Stock, which shall be listed on the NYSE American, and (ii) 100,000 warrants to purchase Common Stock at an exercise price of $11.50 per warrant, issued under that certain Warrant Agreement, dated November 30, 3021, between Volato Group and Continental Stock Transfer & Trust Company, as warrant agent. The number of shares of Stock owed to LSHP under (i) shall be equal to the greater of (A) 75,000 shares of Stock and (B) the quotient obtained by dividing (x) $750,000 by (y) the VWAP of the Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined in the Amended LSHP Letter Agreement) registering the resale of Stock, provided that clause (y) shall not be less than $2.00.

The foregoing description of the Amended LSH Letter Agreement is a summary only and is qualified in its entirety by the full text of the Amended LSH Letter Agreement, which is filed as Exhibit 10.11 hereto and incorporated herein by reference.

Agreement with BTIG

On December 1, 2023, Volato entered into amendment to the letter agreement dated November 28, 2022 (the “Original BTIG Letter Agreement”) with BTIG, LLC (“BTIG”), pursuant to which BTIG has agreed to act as a financial advisor to Volato in connection with the transaction between Volato and PACI (the “Amended BTIG Letter Agreement”).

Pursuant to the Amended BTIG Letter Agreement, the Parties agreed to revise the Original BTIG Letter Agreement to provide that Volato will have the option to pay BTIG its success fee equivalent of $2,500,000 in shares of Common Stock. The number of shares of Stock to be delivered to BTIG shall be equal to the greater of (i) 250,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $2,500,000 by (y) the VWAP of the Common Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined in the Amended BTIG Letter Agreement) registering the resale of Common Stock, provided that clause (y) shall not be less than $2.00.

The foregoing description of the Amended BTIG Letter Agreement is a summary only and is qualified in its entirety by the full text of the Amended BTIG Letter Agreement, which is filed as Exhibit 10.12 hereto and incorporated herein by reference.

Agreement with Roth Capital

On October 16, 2023, Volato entered into an engagement agreement (the “Roth Agreement”) to engage Roth Capital Partners, LLC (“Roth Capital”) as its capital markets advisor. Roth Capital is a full-service investment bank that provides strategic and financial advisory services to emerging growth companies and their investors. Volato selected Roth Capital as its capital market advisor based on its qualifications, expertise and reputation, its knowledge of, and involvement in, transactions similar to the Business Combination and its capabilities with PIPEs, Pre-PIPES and similar financings. Roth Capital was engaged for a fee of $1 million for assisting with raising up to $15 million in new capital, $1.25 million for assisting with raising between $15 to $20 million, $1.5 million for assisting with raising between $20 to $25 million, $1.75 million for assisting with raising between $25 to $30 million, and $2 million for assisting with raising more than $30 million. Volato also agreed to reimburse Roth Capital for certain customary expenses incurred in connection with such engagement, including up to $40,000 in legal fees.

On December 1, 2023, Volato entered into an amendment to the Roth Agreement (the “Amended Roth Letter Agreement”) pursuant to which the parties agreed to revise the Roth Agreement to provide that Volato the option to pay Roth Capital its success fee equivalent of $1,000,000 in shares of Common Stock. The number of shares of Common Stock to be delivered to Roth Capital shall be equal to the greater of (i) 100,000 shares of Common Stock and (ii) the quotient obtained by dividing (x) $1,000,000 by (y) the VWAP of the Common Stock over the three (3) trading days immediately preceding the date of the initial filing of the Registration Statement (as defined in the Roth Agreement) registering the resale of Common Stock, provided that clause (y) shall not be less than $2.00.

The foregoing description of the Amended Roth Letter Agreement is a summary only and is qualified in its entirety by the full text of the Amended Roth Letter Agreement, which is filed as Exhibit 10.13 hereto and incorporated herein by reference.

SAC Credit Facility

On October 5, 2022, Volato entered into a Pre-Delivery Payment Agreement (the “PDP Agreement” or SAC Credit Facility) with SAC Leasing 280, LLC (“SAC”) pursuant to which SAC will make certain pre-delivery or progress payments (the “Progress Payments”) of to the vendor from which certain aircraft were purchased by Volato pursuant to certain purchase agreements (the “Purchase Agreements”).

The payments are subject to the conditions that Volato provide to SAC letters of credit from JP Morgan Chase Bank, N.A. in the forms attached as Exhibit D to the PDP Agreement and certain other requirements and that Volato pay SAC $250,000 to be held by SAC as security for the Progress Payments under each of the purchase agreements. Volato will also pay SAC a closing fee of $607,500 as follows: (i) 303,750 will be paid by PDP Borrower (as defined in the PDP Agreement) to PDP Lender (as defined in the PDP Agreement) on the Effective Date (as defined in the PDP Agreement); and (ii) the balance of the Closing Fee (as defined in the PDP Agreement) will be due and payable in incremental payments prior to PDP Lender making any pre-delivery payment in an amount equal to 0.75% of each such pre-delivery payment.

The foregoing description of the SAC Credit Facility is a summary only and is qualified in its entirety by the full text of the SAC Credit Facility, which is filed as Exhibit 10.14 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

PACI, Sponsor and certain of PACI’s officers, directors, and Affiliates entered into that certain letter agreement dated November 30, 2021 (the “Insider Letter”) as well as an administrative services agreement (the “Administrative Services Agreement”). Pursuant to the terms of the Business Combination Agreement, as of Closing, the Insider Letter and the Administrative Services Agreement were terminated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

On November 28, 2023, PACI held a special meeting of stockholders (the “Special Meeting”) at which PACI stockholders considered and voted in favor of, among other matters, a proposal to approve and adopt the Business Combination Agreement.

On the Closing Date, the parties to the Business Combination Agreement consummated the Business Combination.

FORM 10

Item 2.01(f) of Form 8-K provides that if the registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as Volato Group was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. As a result of the consummation of the Business Combination, and as discussed below in Item 5.06 of this Report, Volato Group has ceased to be a shell company. Accordingly, to the extent not already disclosed in the Proxy Statement, Volato Group is providing the information below that would be included in a Form 10 if Volato Group were to file a Form 10. The information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements.

This Report and documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Volato Group has based these forward-looking statements on its current expectations and projections about future events. All statements, other than statements of present or historical fact included in this Report and documents incorporated by reference herein, regarding the benefits of the Business Combination, Volato Group’s future financial performance following the Business Combination and Volato Group’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Volato Group that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, Volato Group disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Report. Volato Group cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Volato Group.

In addition, Volato Group cautions you that the forward-looking statements regarding Volato Group which are contained in this Report and documents incorporated by reference herein, are subject to the risks set forth in the section under the heading “Risk Factors” below.

Should one or more of the risks or uncertainties described in this Report or the documents incorporated by reference herein materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found under the heading “Risk Factors” below.

Business.

The business of Volato Group is described in the Proxy Statement in the section entitled “Information About Volato” beginning on page 130 and that information is incorporated herein by reference.

Risk Factors.

The risks associated with Volato Group’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 28 and that information is incorporated herein by reference. A summary of such risks is included below:

Risks Related to Volato Group’s Business and Industry

●	Volato Group has a limited operating history and history of net losses, and may continue to experience net losses in the future.

●	We may not be able to successfully implement our growth strategies.

●	If Volato Group is not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition and results of operations could be adversely affected.

●	Volato Group may require substantial additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on commercially acceptable terms or at all.

●	The loss of key personnel upon whom Volato Group depends on to operate its business or the inability to attract additional qualified personnel could adversely affect its business.

●	The supply of pilots to the aviation industry is limited and may negatively affect Volato Group’s operations and financial condition. Increases in Volato Group’s labor costs, which constitute a substantial portion of its total operating costs, may adversely affect its business, results of operations and financial condition.

●	Volato Group may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of its employees could result in increased labor costs.

●	Federal, state and local tax rules can adversely impact Volato Group’s results of operations and financial position.

●	Significant increases in fuel costs could have a material adverse effect on Volato Group’s business, financial condition and results of operations.

●	If Volato Group faces problems with any of its third-party service providers, its operations could be adversely affected.

●	Volato Group’s insurance may become too difficult or expensive for it to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact Volato Group’s results of operations and financial position.

●	If Volato Group’s efforts to continue to build its strong brand identity and achieve high member satisfaction and loyalty are not successful, it may not be able to attract or retain customers, and its operating results may be adversely affected.

●	Any failure to offer high-quality customer support may harm Volato Group’s relationships with its customers and could adversely affect our reputation, brand, business, financial condition and results of operations.

●	Volato Group’s business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.

Risks Related to Legal and Regulatory Matters

●	Volato Group is subject to significant governmental regulation and incurs substantial costs in complying with the laws, rules, and regulations to which it is subject. A failure to comply with or changes to these restrictions may materially adversely affect its business.

●	Compliance with environmental laws and regulations may adversely affect Volato Group’s business and results of operations.

●	The issuance of operating restrictions applicable to one of the fleet types Volato Group operates could have a material adverse effect on its business, results of operations and financial condition.

Risks Related to Being a Public Company

●	Volato Group’s management team has limited experience managing a public company and may not successfully manage its transition to public company status.

●	Following the Closing, Volato Group will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and operating results.

●	Following the Closing, Volato Group’s sole material asset will be its direct equity interest in Volato and, accordingly, Volato Group will be dependent upon distributions from Volato to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on Common Stock.

●	Volato Group does not intend to pay cash dividends for the foreseeable future.

Financial Information.

The audited financial statements of Volato and its subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 (the “Volato Audited Financials”) are set forth in the Proxy Statement beginning on page F-26 and are incorporated herein by reference. The unaudited financial statements of Volato and its subsidiaries as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 (the “Volato Interim Financials”) are set forth in Exhibit 99.1 hereto and are incorporated by reference herein.

The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 is set forth in the Proxy Statement beginning on page 16 and is incorporated herein by reference. The unaudited pro forma condensed combined financial information as of and for the three and nine months ended September 30 2023 is set forth in Exhibit 99.2 hereto and is incorporated by reference herein.

Management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk with respect to the years ended December 31, 2022 and 2021 are set forth in the Proxy Statement in the section entitled “Volato’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 146 and are incorporated herein by reference. Management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk with respect to the three and nine months ended September 30, 2023 are set forth below:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the section entitled “Risk Factors” and elsewhere in this Report. Unless the context otherwise requires, references in this “Volato’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato, Inc. and its consolidated subsidiaries, prior to the Business Combination, and of Volato Group, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Overview of Our Business

Volato, Inc. was originally formed in the State of Georgia under the name of Aerago, Inc. on January 7, 2021 (“inception”). On August 31, 2021, the Company filed an amendment to its Articles of Incorporation to change its name from “Aerago, Inc.” to “Volato, Inc.” Volato’s mission is to provide our JetShare owners and other customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience more seamless.

Volato’s revenue is generated through our aircraft ownership program, a focused commercial strategy which includes deposit products and charter flights and aircraft management services. Volato’s aircraft ownership program is an asset-lite model whereby Volato sells each fleet aircraft to a limited liability company, which sells LLC membership interests to third party owners and leases the aircraft back to Volato for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invest in those special purpose entities to fund the aircraft purchase. Volato operates the aircraft on behalf of the special purpose entity and enters into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for Volato’s HondaJet fleet.

Additionally, our commercial services generate demand for our fleet through the operation of retail deposit programs and charter as well as wholesale charter through brokers. Volato offers these programs on a fleet of 19 HondaJets and a managed fleet of 7 aircraft. Finally, we provide aircraft management services to existing owners of aircraft and help them monetize their aircraft through charter services.

●	Since Volato’s inception, the company has been focused on making the necessary investments in people, focused acquisitions, aircraft and technology to build an industry leading aviation company that uses capital efficiently.

Financial highlights for the year-to-date results through September 30, 2023 include:

●	Revenue decreased by $18.9 million, or 31%, compared to the nine months ended September 30, 2022. Revenue from aircraft management and chartered flight services increased by $17.1 million, or 90.0%, while revenue from Plane Co membership interest sales and whole aircraft sales decreased by $36.1 million, or 86%,, during the nine months September 30, 2023;

●	We had 8,759 total flight hours for the nine months ended September 30, 2023, representing over 100% year-over-year growth;

●	We incurred a net loss of $29.2 million for the nine months ended September 30, 2023, representing a $22.9 million increase in loss over the prior year related to lower sales of Plane Co membership interest sales, as described above, and increased costs related to rapid scaling of the business.

●	Adjusted EBITDA decreased by $21.3 million for the nine months ended September 30, 2023, to adjusted negative EBITDA of $27.1 million;

See “— Non-GAAP Financial Measures” below for a definition of Adjusted EBITDA, information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Key Factors Affecting Results of Operations

We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:

Market Competition

We compete for market share in the highly fragmented private aviation industry. The top 10 largest operators control approximately 25% of the total flight hours operated in the United States. For example, there are over 400 light jet operators (excludes air ambulance) offering Part 135 charter services in our primary network service area, flying approximately 293,000 flight hours. The breadth of operators and the product options (fractional, deposit/card programs, charter) makes the industry highly competitive.

Costs and Expense Management

In 2022 and 2023, Volato invested in the core business systems, processes and people required to safely operate a rapidly growing private aviation company. We will continue to invest in the technology and systems required to increase our fleet availability and utilization. The Company currently enrolls our fleet of HondaJet aircraft, and most of our managed aircraft, in OEM maintenance programs. These programs provide known hourly maintenance rates for our airplanes based on utilization levels and enable our maintenance expenses to be predictable. There is an opportunity to move to different tiers of these programs and increase the amount of maintenance we perform in-house to potentially increase aircraft availability. Substantial increases to the scope of Volato-performed maintenance would likely require material investments in personnel, equipment, facilities, and training. We will continue to evaluate these opportunities to improve our cost structure going forward.

Volato believes that pricing and data analytics are critical to our long-term ability to deliver high utilization rates on our aircraft. We plan to continue to develop new and unique products designed to leverage our yield management expertise. These new products have and will continue to require new technology systems and the resulting investment. We believe these investments will lead to increased financial performance by increasing total contribution margin from flight operations.

Economic Conditions

The private aviation industry is volatile and affected by economic cycles and trends. Volato’s financial performance is susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels can be greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors. Our experience operating light jets leads us to believe that operating the most efficient fleet in each class of airplanes (i.e., light, mid, super mid, large cabin), will prove beneficial in an economic downturn.

Pilot Availability and Attrition

The competition for pilots has intensified in recent years. We have relied on increasing pilot pay and benefits to continue to attract qualified applicants including equity compensation. While we have been able to attract and retain the appropriate number of pilots to date, there is no guarantee that we will be able to continue to do so without further increasing our cost structure.

Business Impact of COVID-19 and other pandemics

The global spread of COVID-19 has negatively affected the global economy, disrupted global supply chains, and created significant volatility and disruption of financial markets. Although unpredictable, the impact of this pandemic and other similar pandemics can impact the business, employees, suppliers, and customers in a variety of ways.

Seasonality

Our results of operations for any specific period are not necessarily indicative of those for an entire year since the private aviation industry is subject to seasonal fluctuations and general economic conditions.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.

These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about Volato. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in Volato’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently, or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA

●	We calculate Adjusted EBITDA as net loss adjusted for (i) interest income (expense), (ii) income tax expenses (iii) depreciation and amortization, (iv) equity-based compensation expense, (v) acquisition, integration, and capital raise related expenses, and (v) other items not indicative of our ongoing operating performance. We include Adjusted EBITDA as a supplemental measure for assessing operating performance.

The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Adjusted EBITDA	2023	2022	2023	2022

Net loss	$(11,825,496)	$(4,850,742)	$(29,199,850)	$(6,273,146)
Interest income	(20,202)	—	(34,173)	—
Interest expense	825,118	206,338	2,461,189	453,002
Income tax benefit	—		—	(80,000)
Depreciation	105,862	30,087	207,890	121,195
Acquisition, integration, and capital raise related expenses(1)	—	323	—	20,791
Other items not indicative of our ongoing operating performance(2)		—	(507,000)	—
Adjusted EBITDA	$(10,914,718)	$(4,613,994)	$(27,071,944)	$(5,758,158)

(1)	Acquisition expenses associated with Gulf Coast Aviation.
(2)	Represents gain on sale of Fly Dreams certificate and fuel credit from litigation settlement.

Results of Operations

Comparison of Three Months Ended September 30, 2023 and 2022

The following table sets forth our results of operations for the three months ended September 30, 2023 and 2022 :

	Three Months Ended
	30-Sep		Change In
	2023	2022	$	%
Revenue	$13,180,950	$14,075,955	$(895,005)	-6%
Costs and Expense
Cost of revenue	17,392,738	15,407,413	1,985,325	13%
Salaries and benefits	3,261,365	1,794,532	1,466,833	82%
Advertising expenses	805,784	93,959	711,825	758%
Professional fees	555,117	355,171	199,946	56%
General and administrative	2,092,845	1,111,929	980,916	88%
Depreciation	105,862	30,087	75,775	252%
Total cost and expense	24,213,711	18,793,091	5,420,620	29%
Loss from operation	(11,032,761)	(4,717,136)	(6,315,625)	134%
Gain from sale of Part 135 Certificate	—	—
Gain from sale of equity method investment		(3,019)	3,019	-100%
Gain from deconsolidation of investments	—
Income (loss) from equity-method investments	—
Other income	12,181	75,751	(63,570)	-84%
Interest income on restricted cash	20,202	—
Provision for income tax benefit	—
Interest expense	(825,118)	(206,338)	(618,780)	300%
Net (Loss) Income	$(11,825,496)	$(4,850,742)	$(6,974,754)	144%

Revenue

Revenue decreased by $0.90 million, or 6%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):

	Three Months Ended
	September 30,		Change In
	2023	2022	$	%
Charter flight revenue	$7,140,663	$4,207,404	$2,933,259	70%
Aircraft management	6,040,287	4,178,551	1,861,736	45%
Aircraft sales	—	5,690,000	(5,690,000)	-100%
Total	$13,180,950	$14,075,955	$(895,005)	-6%

The decrease in revenue was primarily attributable to a decrease in revenue from aircraft sales of $5.7 million, or 100%, partially offset by an increase in charter flight revenue of $2.9 million, or 70% and aircraft management revenue of $1.9 million, or 45% during the three months ended September, 30, 2023. The decrease in aircraft sales primarily reflected the timing of aircraft delivery. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We expect the next delivery of the HondaJet Elite IIs in the fourth quarter 2023. The increase in aircraft management and charter flight revenue is the result of an increase in the number of aircraft to 29 during the three months ended September 30, 2023 compared to the same period last year.

Costs and Expenses

Cost of Revenue

Cost of revenue comprises expenses tied to the associated revenue streams: charter flights, aircraft management, and aircraft sales. Charter flight cost of revenue includes all of the variable costs related to flight operations of our HondaJet floating fleet including fuel, maintenance, owner revenue share and landing and other airport fees. The aircraft management cost of revenue includes all costs incurred by Volato AMS (both fixed and variable) and the fixed costs related to our HondaJet floating fleet comprised primarily of the cost of flight crews. In the context of aircraft sales revenue, the cost of sales is Volato’s purchase price of the aircraft.

Cost of revenue increased by $2.0 million, or 13%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. Aircraft sales cost of revenue decreased by $5.0 million due to the decrease in aircraft sales. Management fee cost of revenue increased by $4.0 million or 56% and charter flight cost of revenue increased by $3.0 million 90% in line with the increase in revenue for these revenue streams during this time period.

	Three Months Ended
	September 30,		Change In
	2023	2022	$	%
Charter flight cost of revenue	6,240,847	3,280,223	2,960,624	90%
Aircraft management cost of revenue	11,151,891	7,127,190	4,024,701	56%
Aircraft sales cost of revenue	-	5,000,000	(5,000,000)	-100%
Total	17,392,738	15,407,413	1,985,325	13%

Other Operating Expenses

Salaries and Benefits

Salary and benefits expenses increased by $1.5 million, or 82%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in salaries and benefits expenses was primarily attributable to an increase in payroll expense for both flight and business operations consistent with headcount growth as a result of growth in our  operations.

Advertising Expenses

Advertising expenses increased by $0.7 million, or 758%, for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts as the company is expanding its customer base and name recognition.

Professional Fees

Professional fees increased by $0.2 million, or 56%, for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The increase in professional fees was primarily attributable to an increase in accounting fees related to the rapid scaling of the business and preparation to become a public company.

General and Administrative

General and administrative expenses increased by $1.0 million, or 88%, for the three months ended September 30, 2023 compared to the three months ended September30, 2022. The increase in general and administrative expenses was primarily attributable to an increase in all team training, travel expenses due to headcount growth and software expenses.

Depreciation

Depreciation and amortization expenses were primarily attributable to an increase in capital expenditure related to capitalization of software and development costs resulting in an increase of depreciation expense of $.08 million.

Gain from sale of equity method investment

There was no gain from sale of equity method investment as Volato did not resell any fractional shares in the three months ending September 30, 2023

Interest Expense

Interest expense primarily consists of interest paid or payable on our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $0.6 million or 300%, during the three months ended September 30, 2023 as compared to the three months ended September 30, 2022 primarily as a result of convertible note issuances and increase in the Shearwater debt facility.

Comparison of Nine Months ended September 30, 2023 and 2022

The following table sets forth our results of operations for the nine months ended September 30, 2023 and 2022

	Nine Months Ended
	September 30,		Change In
	2023	2022	$	%
Revenue	$41,860,775	$60,791,225	$(18,930,450)	-31%
Costs and Expense
Cost of revenue	52,687,408	59,779,367	(7,091,959)	-12%
Salaries and benefits	8,895,324	3,856,023	5,039,301	131%
Advertising expenses	1,383,118	229,788	1,153,330	502%
Professional fees	1,435,605	862,189	573,416	67%
General and administrative	5,474,167	2,524,307	2,949,860	117%
Depreciation	207,890	121,195	86,695	72%
Total cost and expense	70,083,512	67,372,869	2,710,643	4%
Loss from operation	(28,222,737)	(6,581,644)	(21,641,093)	329%
Gain from sale of Part 135 Certificate	387,000	—	387,000 [1]	100%
Gain from sale of equity method investment	883,165	—	883,165	100%
Gain from deconsolidation of investments	—	580,802	(580,802)	-100%
Income (loss) from equity-method investments	21,982	(37,301)	59,283	-159%
Other income	157,756	105,399	52,357	50%
Interest income on restricted cash	34,173	—	34,173	100%
Provision for income tax benefit	—	(80,000)	80,000	-100%
Net income attributable to non-controlling interest	—	(32,600)	32,600	-100%
Interest expense	(2,461,189)	(453,002)	(2,008,187)	443%
Net (Loss) Income	$(29,199,850)	$(6,273,146)	(22,926,704)	365%

Revenue

Revenue decreased by $18.9 million, or 31%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in revenue was primarily attributable to the following changes in charter flight revenue, aircraft management revenue and aircraft sales revenue (in thousands, except percentages):

	Nine Months Ended
	September 30,		Change In
	2023	2022	$	%
Charter flight revenue	$21,137,860	$10,063,760	$11,074,100	110%
Aircraft management	15,012,914	8,962,495	6,050,419	68%
Aircraft sales	5,710,000	41,765,000	(36,055,000)	-86%
Total	$41,860,774	$60,791,255	$(18,930,481)	-31%

The decrease in revenue was primarily attributable to a decrease in revenue from aircraft sales by $36.1 million, or 86%, partially offset by an increase in charter flight revenue of $11.1 million, or 110% and aircraft management revenue of $6.1 million , or 68%, during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in aircraft sales primarily reflected the timing of aircraft delivery. Honda released the new HondaJet Elite II model in the fourth quarter of 2022 with Volato taking delivery of its first two Elite II model aircraft in fourth quarter 2022. We expect the next delivery of the HondaJet Elite IIs in fourth quarter 2023. The increase in aircraft management and charter flight revenue is the result of an increase in the number of aircraft to 19 during the nine months ended September 30, 2023.

Costs and Expenses

Cost of Revenue

Cost of revenue comprises expenses tied to the associated revenue streams: charter flights, aircraft management, and aircraft sales. Charter flight cost of revenue includes all of the variable costs related to flight operations of our HondaJet floating fleet including fuel, maintenance, owner revenue share and landing and other airport fees. The aircraft management cost of revenue includes all costs incurred by Volato AMS (both fixed and variable) and the fixed costs related to our HondaJet floating fleet comprised primarily of the cost of flight crews. In the context of aircraft sales revenue, the cost of sales is Volato’s purchase price of the aircraft.

Cost of revenue decreased by $7.1 million, or 12%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Aircraft sales cost of revenue decreased by $31.4 million or 85% due to the decrease in aircraft sales. The increase in charter flight cost of revenue of $12.7 million or 155% and management cost of revenue of $11.6 million or 79% is in line with the increase in revenue for these revenue streams during this time period.

	Nine Months Ended
	September 30,		Change In
	2023	2022	$	%
Charter flight cost of revenue	20,853,977	8,191,396	12,662,581	155%
Aircraft management cost of revenue	26,393,450	14,753,271	11,640,180	79%
Aircraft sales cost of revenue	5,440,000	36,834,700	(31,394,700)	-85%
Total	52,687,428	59,779,367	(7,091,940)	-12%

Other Operating Expenses

Salaries and Benefits

Salary and benefits expenses increased by $5.0 million, or 132%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in salaries and benefits expenses was primarily attributable to an increase in growth in headcount for both flight and business operations.

Advertising Expenses

Advertising expenses increased by $1.2 million, or 502%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in advertising expenses was primarily attributable to an overall increase in marketing efforts to build a strong customer base by creating name recognition.

Professional Fees

Professional fees increased by $0.6 million, or 67%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in professional fees was primarily attributable to an increase in accounting and legal fees related to the rapid scaling of the business and anticipation of becoming a publicly traded company.

General and Administrative

General and administrative expenses increased by $2.9 million, or 117%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase in general and administrative expenses was primarily attributable to an increase in pilot training and travel expenses due to headcount growth.

Depreciation

Depreciation expenses increased by $0.1 million, or 72%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This increase in depreciation and amortization expenses was primarily attributable to an increase in capital expenditures related to internal use software development.

Gain from sale of Part 135 Certificate

During the nine months ended September 30, 2023, the Company sold the Fly Dreams certificate with a carrying balance of $200,000 for a selling price of $600,000, resulting in a gain of $400,000. All aircraft have been moved on to the Part 135 certificate acquired with the purchase of Gulf Coast Aviation.

Gain from sale of equity method investment

During the nine months ended September 30, 2023, the Company sold the remaining interest in Volato 239, LLC and re-sold fractions in Volato 149, LLC and Volato 234, LLC resulting in a gain of approximately $900,000.

Income (loss) from equity-method investments

Gain on equity method investment is related to Volato’s minority interest in the Plane Co’s (Volato 158, LLC & Volato 239, LLC)). As of September 30, 2023, Volato owned 3.125% in Volato 158, LLC.

Interest Expense

Interest expense primarily consists of interest related to our credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $2.0 million, or 443%, during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 primarily as a result of convertible note issuances, an increase in the Shearwater debt facility, and fees related to Dennis Liotta line of credit conversion.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally manage liquidity through the sale of aircraft interests. As of September 30, 2023, we had $10.2 million of cash and restricted cash. During the nine months ended September 30, 2023, we converted our line of credit from a related party into convertible notes, and therefore have no amounts available for future borrowings under our credit facilities.

In July 2023, the Company issued Series A-1 Preferred Stock and raised $10 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. On September 1, 2023 and October 25, 2023, the PROOF.vc SPV purchased an additional 205,000 shares and 180,000 shares of Series A-1 Preferred Stock, respectively, at a purchase price of $10 per share on the same terms as the issuance of the $10 million of Series A-1 Preferred Stock.

Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.

We believe factors that could affect our liquidity include the ability of our OEM partners to meet our delivery schedule and our ability to sell those aircraft, the growth rate of our charter and deposit program flying, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on software development and other growth initiatives, our ability to improve the efficiency of our network flying, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.

We have incurred negative cash flows from operating activities and significant losses from operations historically. We believe our cash on hand, along with proceeds upon consummation of the Business Combination, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this Form 8-K.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2023, and 2022:

	Nine Months Ended
	June 30,
	2023	2022
Net cash used in operating activities	$(24,119,519)	$(10,719,747)
Net cash provided by (used in) investing activities	1,436,680	5,176,262
Net cash provided by financing activities	24,958,269	8,591,860
Net Increase (Decrease) In Cash and Cash Equivalents	$2,275,430	$3,048,375

Cash Flow from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2023 was $24.1 million. The cash outflow from operating activities consisted of our net loss of $29.2 million, non-cash items of $0.6 million, and an increase in net operating assets and liabilities of $5.7 million. The increase in net operating assets and liabilities was primarily as a result of an increase in accounts payable and accrued liabilities of $7.6 million, an increase in customer deposits of $4.2 million, an increase in accrued interest of $1.0 million, partially offset by an increase of prepaid and other current assets and deposits of $2.7 million and a decrease in deposits on aircraft of $4.0 million.

Net cash used in operating activities for the nine months ended September 30, 2022 was $10.7 million. Cash outflow from operating activities consisted of our net loss of $6.3 million, non-cash items of $0.5 million and a decrease in net operating assets and liabilities of $4.0 million. The decrease in net operating assets and liabilities was primarily as a result of a decrease in deposits on aircraft of $7.8 million and an increase of prepaid and other current assets and deposits of $1.5 million, partially offset by an increase in customer deposits of $4.2 million and an increase in accounts payable and accrued liabilities of $1.3 million.

Cash Flow from Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2023 was $1.4 million. In the nine months ended September 30, 2023, the cash inflow from investing activities was attributable to proceeds from sale of interest in an equity-method investment of $4.2 million, and proceeds from sale of the Part 135 certificate of $0.4 million, partially offset by payments for purchase of equity-interest in equity-method investment of $2.3 million and capital expenditures of $0.8 million.

Net cash provided by investing activities for the nine months ended September 30, 2022 was $5.2 million. In the nine months ended September 30, 2022, the cash inflow from investing activities was attributable to proceeds from sale of interest in an equity-method investment of $6.6 million, offset by $1.2 million paid for the acquisition of GCA, net of cash acquired.

Cash Flow from Financing Activities

Net cash provided by financing activities for nine months ended September 30, 2023 was $25.0 million. In the nine months ended September 30, 2023, the cash inflow from financing activities was primarily attributable to proceeds from issuance of convertible notes of $12.7 million, issuance of Series A preferred stock of $12.1 million, and proceeds from credit facilities of $1.0 million, partially offset by repayments of loans of $0.8 million .

Net cash provided by financing activities for the nine months ended September 30, 2022 was $8.6 million. In the nine months ended September 30, 2022, the cash inflow from financing activities was primarily attributable to proceeds from issuance of convertible notes of $9.4 million, and proceeds from credit facilities of $5.0 million, partially offset by $5.8 million for repayments of our credit facilities.

Sources of Liquidity

To date, we have financed our operations primarily through issuance of preferred interests, cash from operations, borrowings of long-term debt, loans and convertible notes.

On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.

During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.

On March 15, 2023, the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.

On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.

During the year ended December 31, 2022 and nine months ended September 30, 2023, the Company issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes are due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which can be extended at the sole election of the Company to June 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carry a five percent (5%) interest per annum. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. During the nine months ended September 30, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) are due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carry a four percent (4%) coupon per annum effective July 1, 2023. The Company may not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.

In July 2023, the Company issued Series A-1 Preferred Stock and raised aggregate amount of $10,000,000 and converted its convertible notes for shares of Series A-2 and A-3 Preferred Stock.

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024, of which $22.5 million were funded and paid through September 30, 2023, through a credit facility from SAC leasing G 280 for $13.5 million and $9.0 million through cash deposits. The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is $27.5 million.

The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) the Sponsor, and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”). On September 1, 2023 and October 25, 2023, the PROOF.vc SPV purchased an additional 205,000 shares and 180,000 shares of Series A-1 Preferred Stock, respectively, at a purchase price of $10 per share on the same terms as the issuance of the $10.0 million of Series A-1 Preferred Stock.

During the nine months ended September 30, 2023 the Company issued Series A-1 Preferred Stock and raised $10 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. On September 1, 2023 and October 25, 2023, the PROOF.vc SPV purchased an additional 205,000 shares and 180,000 shares of Series A-1 Preferred Stock, respectively, at a purchase price of $10 per share on the same terms as the issuance of the $10 million of Series A-1 Preferred Stock.

For further information on the credit facilities and promissory notes, see Note 7 “Revolving Loan and Promissory Note – Related Party”, Note 8 “Unsecured Convertible Notes”, and Note 9 “Long Term Note Payable and Credit Facility” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/ prospectus.

Contractual Obligations and Commitments

Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases for certain controlled aircraft and the Notes. We have committed to acquire four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024, of which $22.5 million was funded and paid through September 30, 2023. Additionally, we have committed to acquire 23 Honda HA-420 aircraft for a total consideration of $161.1 million, with expected deliveries between Q4 2023 and Q4 2025, of which $1.5 million was funded and paid through September 30, 2023.

The Company took delivery of one Honda HA-420 aircraft during the nine months ended September 30, 2023 for a purchase price of $5.5 million of which $250,000 was previously paid as a deposit on aircraft.

Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 14 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

On October 16, 2023, Volato engaged Roth Capital Partners, LLC (“Roth Capital”) as its capital markets advisor. Roth Capital is a full-service investment bank that provides strategic and financial advisory services to emerging growth companies and their investors. Volato selected Roth Capital as its capital market advisor based on its qualifications, expertise and reputation, its knowledge of, and involvement in, transactions similar to the Business Combination and its capabilities with PIPEs, Pre-PIPES and similar financings. Roth Capital was engaged for a fee of $1 million to be paid in stock for assisting with raising up to $15 million in new capital, $1.25 million for assisting with raising between $15 to $20 million, $1.5 million for assisting with raising between $20 to $25 million, $1.75 million for assisting with raising between $25 to $30 million, and $2 million for assisting with raising more than $30 million. Volato also agreed to reimburse Roth Capital for certain customary expenses incurred in connection with such engagement, including up to $40,000 in legal fees.

On November 28, 2023, in conjunction with the Business Combination, PACI and Volato entered into a Equity Prepaid Forward Transaction with Vellar Opportunities Fund Master, Ltd.

On December 1, 2023, Volato engaged BTIG. Volato agreed to pay $2.5 million in shares of common stock of the public company entity that survives the transaction.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement/prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Revenue Recognition

We determine revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

1.	Identification of the contract, or contracts, with a customer.

2.	Identification of the performance obligation(s) in the contract.

3.	Determination of the transaction price.

4.	Allocation of the transaction to the performance obligation(s) in the contract.

5.	Recognition of revenue when, or as the Company satisfies a performance obligation.

We generate revenue primarily through three sources (i) selling aircraft, (ii) commercial strategy which includes revenue from flights of deposit product customers and charter flights, and (iii) aircraft management services.

Revenue is recognized when control of the promised service is transferred to our member or the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

The aircraft ownership program consists of facilitating the formation of limited liability companies owned by third-party members and subsequently selling an aircraft to the limited liability company. Under the aircraft ownership program, a customer can purchase an ownership share in a limited liability company which permits the owner to participate in the aircraft revenue share.

Volato also generates revenues from deposit products and charter flights. Domestic products are complementary set of products available to retail charter customers whereby, the customer pays deposits in exchange for certain charter product offerings of Volato to be provided in the future. Charter flights are flights offered to retail and non-retail charter customers in exchange for a fee. Revenue is recognized upon transfer of control of our promised services, which generally occurs upon the flight hours being used during the period which the chartered flights were operated.

Volato aircraft management services are a full-service management and charter operator including dry leasing airplanes from owners, placing aircrafts on our FAA Air Carrier Certificate, operating the aircraft for owner flights and chartering the aircraft to customers. Under the aircraft management services revenues stream, aircraft owners pay management fees to Volato and all operating expenses for the aircraft, maintenance, crew hiring and management, flight operations, dispatch, hangar, fuel, cleaning, insurance, and aircraft charter marketing. Revenues from aircraft management services is partially recognized overtime for the administrative portion of the service, and partially recognized at a point in time, generally upon the transfer of control of the promised services included as part of the management services.

Intangible Assets

We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.

We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during its fourth quarter on October 1.

Investment - Equity Method

The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Variable Interest Entity (VIE) Accounting

The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Each Plane Co is managed by PDK Management LLC, an entity whose sole member is the Company’s Chief Executive Officer, through an operating agreement. The Company does not have the obligation to absorb losses that could be significant to the VIE or the right to receive significant benefits when it holds a minority ownership in each PlaneCo.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.

The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 12, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.

Recent Accounting Pronouncements

For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.

Interest Rates

We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.

Aircraft Fuel

We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the nine months ended September 30, 2023 represented 13.5%% of our total cost of revenue.

We do not purchase or hold any derivative instruments to protect against the effects of changes in fuel. See “Risk Factors — Risks Relating to Volato’s Business and Industry - Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.” for additional information.

Properties

The locations from which Volato Group operates are described in the Proxy Statement in the section entitled “Facilities” on page 144 and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to Volato Group regarding the beneficial ownership of Common Stock upon the Closing by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of Common Stock;

●	each of Volato Group’s named executive officers and directors; and

●	all of Volato Group’s named executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and rights that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Common Stock is based on 28,043,449 shares of Common Stock issued and outstanding immediately following the Closing.

Name of Beneficial Owner	Number of shares of Common Stock Beneficially Owned	Percentage of shares of outstanding Common Stock
Greater than 5% Stockholders:
PROOF Acquisition Sponsor I, LLC(1)	5,507,813	19.64%

Named Executive Officers and Directors:(2)
Matthew Liotta(3)	6,821,896	24.33%
Nicholas Cooper(4)	3,466,153	12.36%
Michael Prachar	137,489	*
Keith Rabin	90,995	*
Mark Heinen	—	*
Katherine Arris-Wilson(5)	12,357	*
Dana Born	—	*
Joan Sullivan Garrett	5,507	*
Peter Mirabello	—	*
Michael Nichols	44,069	*

All directors and named executive officers as a group (10 individuals)	10,578,466	37.72%

*	Less than 1%.
(1)	The business address of this beneficial owner is 11911 Freedom Drive, Suite 1080 Reston, VA 20190. 16,421 of its shares were forfeit to PACI in connection with the closing of the Business Combination.

(2)	The business address of each of our officers and directors is 1954 Airport Road, Suite 124, Chamblee, GA 30341.

(3)	Mr. Liotta beneficially owns (i) 3,466,153 shares of Common Stock held by Argand Group LLC in which Mr. Liotta holds shared voting and investment power, (ii) 174,337 shares of Common Stock held in a trust for the benefit of Mr. Liotta; (iii) 1,859,288 shares of Common Stock held by Liotta Family Office, LLC in which Mr. Liotta has shared voting and investment power, and (iv) 1,322,118 shares of Common Stock held by PDK Capital, LLC in which Mr. Liotta has sole voting and investment power.

Mr. Cooper beneficially owns 3,466,153 shares of Common Stock held by Hoop Capital LLC in which Mr. Cooper holds shared voting and investment power.
(4)	Ms. Arris-Wilson beneficially owns these shares through The Katherine Wilson Revocable Trust for the benefit of Ms. Arris-Wilson.
(5)	Does not include shares she owns through Proof Acquisition Sponsor I, LLC for which she disclaims beneficial ownership.

Directors and Executive Officers

Prior to the Closing, Robert George resigned as a director of Volato. Additionally, at the Closing, each director of PACI resigned from the board of PACI and appointed each of Katherine Arris-Wilson, Dana Born, Nicholas Cooper, Joan Sullivan Garrett, Matthew Liotta, Peter Mirabello and Michael Nichols to the board of Volato Group. With the exception of Mr. Mirabello’s information which appears below, information with respect to Volato Group’s directors and executive officers after the Closing is described in the Proxy Statement in the section entitled “Management of Volato Group Following the Business Combination” beginning on page 162 and that information is incorporated herein by reference.

Mr. Mirabello has served as a Director of Volato Group since December 1, 2023, and currently serves as Chairman and CEO of Metal Finishing Technologies, LLC (MFT) since 2011. From December 1998 to March 2008, he served as the Executive Vice President at NetJets, during which he oversaw the Marquis Jet Card program, NetJets International, and Executive Jet Management charter operations. Prior to joining NetJets in 1998, Mr. Mirabello served as a commercial director at International Aero Engines in Toulouse, France and held positions at Pratt & Whitney focusing on purchasing finance negotiation and manufacturing development engineering. Mr. Mirabello holds a Master of Science in International Business Management from Rensselaer Polytechnic Institute, and a Bachelor of Science in Engineering, Business and Communications from the Central Connecticut State University. Mr. Mirabello is qualified to serve on the Board because of his extensive engineering, business management and fractional aviation ownership experience.

Executive Compensation

Information with respect to Volato Group’s executive and director compensation is described in the Proxy Statement in the section entitled “Volato’s Executive Officer and Director Compensation” beginning on page 166 and that information is incorporated herein by reference.

Reference is made to the disclosure set forth under Item 1.01 of this Report, which is incorporated herein by reference, regarding the entrance into employment agreements with each executive officer.

Certain Relationships and Related Party Transactions

In addition to the information below, information with respect to certain relationships and related party transactions is described in the Proxy Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 170 and that information is incorporated herein by reference.

Dennis Liotta (father of the Volato Group’s Chief Executive Officer) – February 2023 promissory note

On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1,000,000, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.

The Company incurred approximately $60,000 of interest during the nine months ended September 30, 2023. Accrued interest was $60,000 as of September 30, 2023.

Corporate Governance

Because Volato Group’s Common Stock is listed on NYSE American, Volato Group is required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has determined, based on information provided by each director concerning his background, employment and affiliations, that each of Ms. Arris-Wilson, Dr. Born, Ms. Garrett, Mr. Mirabello and Mr. Nichols qualifies as independent as defined under the applicable NYSE American and SEC rules. In making these determinations, the Board considered the current and prior relationships that each director has with Volato Group and all other facts and circumstances the Board deemed relevant in determining their independence. All members of the audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) of the Board are independent as defined under the applicable NYSE American and SEC rules.

The members of the Audit Committee are Ms. Arris-Wilson, Dr. Born and Mr. Mirabello. The Board has determined that each member of the Audit Committee is financially literate. The Board has also determined that Dr. Born possesses accounting or related financial management expertise within the meaning of the applicable listing standards and qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

The members of the Compensation Committee are Ms. Arris-Wilson, Ms. Garrett and Mr. Nichols. Each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

The members of the Nominating and Corporate Governance Committee are Ms. Arris-Wilson, Dr. Born and Mr. Mirabello.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board, which include guidelines for determining director independence, are published on the Volato Group’s website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section, and are available in print to any stockholder upon request. That section of the website makes available the Volato Group’s corporate governance materials, including Board committee charters. Those materials are also available in print to any stockholder upon request.

Code of Ethics

All directors, officers and employees of the Volato Group are expected to act ethically at all times and in accordance with the policies comprising our Code of Ethics and Business Conduct (the “Code”) which is available on our website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code applicable to our chief executive officer, chief financial officer, chief accounting officer, or any amendment to the Code must be approved by the Board. We will disclose on our website amendments to, and, if any are granted, any such waiver of, the Code. Our Audit Committee is responsible for applying the Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. If, after investigating any potential breach of the Code reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Volato Group’s General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Legal Proceedings

The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

The information set forth in the section entitled “Price Range of PACI’s Securities” on page 27 of the Proxy Statement is incorporated herein by reference.

Volato Group has reserved a pool of shares of Volato Group Common Stock for issuance pursuant to awards under Volato Group’s 2023 Stock Incentive Plan equal to 20% of the aggregate number of shares of Common Stock issued and outstanding immediately after the Closing, which is equal to 5,608,690 shares.

The payment of cash dividends on Common Stock in the future will be dependent upon the revenues, earnings, if any, capital requirements, and general financial condition of Volato Group. The payment of any cash dividends on Common Stock will be within the discretion of the Volato Group Board. The Volato Group Board is not currently contemplating and does not anticipate declaring stock dividends on Common Stock nor is it currently expected that the Volato Group Board will declare any dividends in the foreseeable future.

Recent Sales of Unregistered Securities.

Reference is made to the disclosure set forth under Item 3.02 of this Report, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered.

The information set forth in the section entitled “Description of Securities” on page 186 of the Proxy Statement is incorporated herein by reference.

Indemnification of Directors and Officers.

The information set forth in the section entitled “Director and Officer Exculpation and Indemnification” on page 173 of the Proxy Statement is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Reference is made to the disclosure set forth under Item 4.01 of this Report, which is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits.

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and not as a business combination under ASC 805. Under this method of accounting, PACI, will be treated as the acquired company for accounting purposes, whereas Volato will be treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of Volato issuing shares for the net assets of PACI, accompanied by a recapitalization. The net assets of Volato will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Volato. Volato has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Legacy Volato stockholders have a majority of the voting interest in Volato Group with approximately 69% of the voting interest;

●	The senior management of Volato Group is comprised of individuals from Volato;

●	Volato designated a majority of the initial board of directors of Volato Group;

●	An individual from Volato serves as the chairman of the initial board of directors of Volato Group and the Chief Executive Officer of Volato Group and a second individual from Volato is designated as the Chief Financial Officer of Volato Group and the remaining members of senior management of Volato Group is comprised entirely of individuals from Volato; and

●	Volato’s operations will comprise the ongoing operations of Volato Group.

Reference is made to the disclosure set forth under Item 9.01 of this Report, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Items 1.01 and 2.01 of this Report relating to the SAC Credit Facility which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure relating to the Series A Financing set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

At the Special Meeting, PACI stockholders considered and approved, among other things, the proposals set forth in the Proxy Statement in the section titled “Proposal No. 3 - The Charter Proposal” (the “Charter Proposal”) beginning on page 157, and that information is incorporated herein by reference.

Volato Group’s Second Amended and Restated Certificate of Incorporation, which became effective upon filing with the Secretary of State of the State of Delaware on the Closing Date, includes the amendments included in the Charter Proposal.

In connection with the Closing, the Board approved and adopted Volato Group’s Amended and Restated Bylaws, which became effective upon the consummation of the Business Combination.

The descriptions of Volato Group’s Second Amended and Restated Certificate of Incorporation and the general effect of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws upon the rights of the holders of Volato Group Common Stock are included in the Proxy Statement under the sections titled “Charter Amendment Proposal,” “Advisory Charter Proposals,” and “Comparison of Stockholders’ Rights” beginning on pages 96, 97, and 178, respectively, of the Proxy Statement and that information is incorporated herein by reference.

The foregoing description of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by the terms of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On December 5, 2023, the Audit Committee approved the engagement of Rose, Snyder and Jacobs LLP (“RSJ”) as Volato Group’s independent registered public accounting firm to audit Volato Group’s consolidated financial statements as of and for the period ending December 31, 2023. RSJ served as the independent registered public accounting firm of Volato prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), PACI’s independent registered public accounting firm prior to the Business Combination, was informed on December 5, 2023 that it would be replaced by RSJ as Volato Group’s independent registered public accounting firm, effective as of December 7, 2023.

The report of Marcum on PACI’s balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that such report contained an explanatory paragraph which noted that there was substantial doubt as to PACI’s ability to continue as a going concern due to the mandatory liquidation date of PACI being less than one year after the date the financial statements.

During the period from March 16, 2021 (inception), through December 31, 2022, and subsequent interim periods through December 7, 2023, there were no disagreements between PACI and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report covering such period.

During the period from March 16, 2021 (inception), through December 31, 2022, and subsequent interim periods through December 7, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act (“Regulation S-K”)), other than the material weakness in internal controls over financial reporting related to allocation of an expense for directors and officers liability insurance which was subsequently remediated.

During the period from March 16, 2021 (inception), through December 5, 2023, the date the Audit Committee approved the engagement of RSJ as Volato Group’s independent registered public accounting firm, neither PACI nor anyone on PACI’s behalf consulted with RSJ regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of PACI or Volato Group, and no written report or oral advice was provided to PACI by RSJ that RSJ concluded was an important factor considered by PACI or Volato Group in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Volato Group provided Marcum with a copy of the foregoing disclosures prior to the filing of this Report and requested that Marcum furnish Volato Group with a letter addressed to the SEC stating whether it agrees with the statements made by Volato Group set forth above. A copy of Marcum’s letter, dated December 7, 2023, is attached as Exhibit 16.1 to this Report.

Item 5.01	Changes in Control of Registrant.

The disclosure set forth in the section entitled “Introductory Note” above and in Item 2.01 of this Report is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In addition to the below, the disclosure set forth in the sections entitled “Corporate Governance” and “Certain Relationships and Related Party Transactions” in Item 2.01 of this Report is incorporated herein by reference.

On the Closing Date, in connection with the Closing, each of John C. Backus, Jr., Chief Executive Officer and a director, Steven P. Mullins, Chief Financial Officer, and Michael Zarlenga, General Counsel and Secretary, resigned. On the Closing Date, in connection with the Closing, Peter Harrison, Coleman Andrews, Mark Lerdal, and Lisa Suennen, each a member of the board of directors, resigned.

Information with respect to employment agreements with officers of Volato Group is set forth in the section entitled “Employment Agreements” in Item 1.01and that information is incorporated herein by reference.

Information with respect to Volato Group’s 2023 Stock Incentive Plan is described in the Proxy Statement in the section entitled “Stock Incentive Plan Proposal” beginning on page 99 and that information is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reference is made to the disclosure set forth under Item 3.03 of this Report, which is incorporated herein by reference.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On the Closing Date, in connection with the Closing, the Board adopted a new code of business conduct applicable to all of Volato Group’s employees, officers and directors. A copy of the code of business conduct is available on our website at http://ir.flyvolato.com, in the “Governance-Governance Documents” section. The foregoing description of the code of business conduct does not purport to be complete and is qualified in its entirety by the full text of the code of business conduct, which is filed as Exhibit 14.1 hereto and incorporated herein by reference. Volato Group expects that any amendments to the code of business conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Item 5.06	Change in Shell Company Status.

As a result of the Business Combination, PACI ceased to be a shell company. Reference is made to the disclosure in the Proxy Statement in the section entitled “BCA Proposal” beginning on page 68 of the Proxy Statement, and that information is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On the Closing Date, Volato Group issued a press release announcing, among other things, the Closing. The press release is attached to this Report as Exhibit 99.3 and incorporated herein by reference.

The information contained under this Item 7.01 in this Report, including Exhibit 99.3, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of Volato Group under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses or funds acquired.

The unaudited financial statements of Volato and its subsidiaries as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 are set forth in Exhibit 99.1 hereto and are incorporated by reference herein. The Volato Audited Financials are set forth in the Proxy Statement beginning on page F-26 and are incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined financial information as of and for the three and nine months ended September 30, 2023 is set forth in Exhibit 99.2 hereto and is incorporated by reference herein. The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2022 is set forth in the Proxy Statement beginning on page 16 and is incorporated herein by reference.

(d)	Exhibits

Exhibit Number
2.1	Business Combination Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Corp I, PACI Merger Corp, Inc., and Volato, Inc. (included as Annex A to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).
3.1	Second Amended and Restated Certificate of Incorporation of Volato Group, Inc. (included as Annex B to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).
3.2	Second Amended and Restated Bylaws of PROOF Acquisition Corp I (incorporated by reference to Exhibit 3.5 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).
4.1*	Specimen Class A Common Stock Certificate of Volato Group, Inc.
10.1#	Volato Group, Inc. 2023 Stock Incentive Plan (included as Annex C to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).
10.2#	Volato, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).
10.3#*	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Nicholas Cooper.
10.4#*	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Steven Drucker.
10.5#*	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Mark Heinen.
10.6#*	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Matthew Liotta.
10.7#*	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Michael Prachar.
10.8#*	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Keith Rabin.
10.9*	Form of Amended and Restated Registration Rights Agreement, dated December 1, 2023, by and among PROOF Acquisition Corp I, PROOF Acquisition Sponsor I, LLC and certain other securities holders named therein.

10.10	Form of Lock-up Agreement ((incorporated by reference to Exhibit 10.13 to PROOF Acquisition Corp I’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023)
10.11*	Amendment to Letter Agreement, dated November 30, 2023, by and between PROOF Acquisition Corp I and LSH Partners Securities LLC.

10.12*	Amendment to Letter Agreement, dated December 1, 2023, by and among BTIG, LLC and Volato, Inc.
10.13*	Amendment to Letter of Advisory Engagement, dated as of December 1, 2023, by and between Volato, Inc. and Roth Capital Partners, LLC.
10.14*	Pre-Delivery Payment Agreement, dated effective as of October 5, 2022, by and between Volato, Inc. and SAC Leasing V280, LLC.
14.1*	Code of Business Conduct and Ethics.
16.1*	Letter from Marcum LLP to the Securities and Exchange Commission, dated December 7, 2023.
21.1*	List of Subsidiaries
99.1*	Unaudited financial statements of Volato, Inc. and its subsidiaries as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022.
99.2*	Unaudited pro forma condensed combined financial information as of and for the three and nine months ended September 30, 2023.
99.3*	Press release, dated December 1, 2023.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLATO GROUP, INC.
Date: December 7, 2023
	By:	/s/ Mark Heinen
	Name:	Mark Heinen
	Title:	Chief Financial Officer